AMENDED AND RESTATED OPERATING AGREEMENT

                                       OF

                                   FOAMEX LLC

                      A DELAWARE LIMITED LIABILITY COMPANY

            AMENDED AND RESTATED OPERATING AGREEMENT of FOAMEX LLC, a Delaware limited liability company (the "Company"), dated as of December 23, 1997, by and among the persons and entities listed on Exhibit A hereto (the "Members").

                              W I T N E S S E T H:

            WHEREAS, Crain Industries, Inc. previously formed a limited liability company pursuant to the provisions of the Limited Liability Company Act of the State of Delaware, as amended from time to time (the "Act");

            WHEREAS, Crain Industries, Inc. has assigned all of its right, title and interest as a member to Foamex L.P., and Foamex L.P. desires to amend and restate the Operating Agreement to reflect such assignement.

            NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                             INTRODUCTORY PROVISIONS

            Section 1.1. Certain Definitions. As used herein:

            "Act" shall have the meaning set forth in the recitals hereto.

            "Affiliate" shall mean, with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person.

            "Book Value" shall have the meaning given to it in Section 2.2.

            "Capital Account" has the meaning specified in Section 4.1.

            "Capital Contribution" means a contribution by a Member to the capital of the Company pursuant to this Agreement.

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            "Certificate" means the Certificate of Formation of the Company as filed with the Secretary of State of Delaware, as it shall be amended from time to time.

            "Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any amendatory or successor provision thereto.

            "Contribution Percentage" means the percentage that is equal to the Capital Contribution made by a Member expressed as a percentage of all the Capital Contributions made by the Members, or such percentages as specified in Exhibit A hereto, as such Exhibit may be amended from time to time.

            "Fiscal Year" has the meaning specified in Section 4.4.

            "Indemnified Persons" has the meaning specified in Section 3.3.

            "Interest" means the proportionate interest of a Member in the Company based on such Member's Capital Account relative to the Capital Accounts of all Members.

            "Majority-in-Interest of the Members" means any one or more Members having more than fifty percent (50%) in the aggregate of the Interests of all Members.

            "Net Profits" and "Net Losses" means the income and loss of the Company as determined in accordance with the accounting methods followed by the Company for Federal income tax purposes including income exempt from tax and described in Code Section 705(a)(1)(B), treating as deductions items of expenditure described in, or under Treasury Regulations deemed described in, Code Section 705(a)(2)(B) and treating as an item of gain (or loss) the excess (deficit), if any, of the fair market value of distributed property over (under) its Book Value. Depreciation, depletion, amortization, income and gain (or loss) with respect to Company assets shall be computed with reference to their Book Value rather than to their adjusted bases.

            "Notices" has the meaning specified in Section 8.2(a).

            "Person" means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.

            "Transfer" means any direct or indirect sale, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law, by sale of stock or partnership interests, or otherwise, of an Interest or of any entity which directly or indirectly through one or more intermediaries holds an Interest.


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

            "Treasury Regulations" means the regulations promulgated by the U.S. Department of the Treasury under the Code.

            Section 1.2. Name. The name of the Company shall be "FOAMEX LLC"

            Section 1.3. Principal Place of Business. The Company's principal place of business shall be at such place as a Majority-In-Interest of the Members shall designate from time to time.

            Section 1.4. Purposes. The purposes of the Company shall be to conduct any lawful business, purpose or activity; provided, however, the Company shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained. The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes, and for the protection and benefit of its business.

            Section 1.5. Duration. The Company shall be formed upon the filing of the Certificate with the Office of the Secretary of State of Delaware pursuant to the Act and shall continue until dissolved pursuant to Section 7.1.

            Section 1.6. Limitation of Liability. The liability of each Member and each employee of the Company to third parties for obligations of the Company shall be limited to the fullest extent provided in the Act and other applicable law.

                                  ARTICLE II.

                    CAPITAL CONTRIBUTIONS; OTHER FINANCING;
                            INTERESTS IN THE COMPANY

            Section 2.1. Capital Contributions. Each Member has made a Capital Contribution as of the date hereof in the respective amount specified opposite its name on Exhibit A and shall have Contribution Percentages as set forth in such Exhibit A, which Contribution Percentages shall be adjusted in Exhibit A from time to time to properly reflect the admission of new Members or any other event having an effect on a Member's Contribution Percentage. Subsequent contributions, if any, to the Company by the Members shall be made in accordance with the Members' Contribution Percentages.


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

            Section 2.2. Determination of Book Value of Company Assets.

            (a) Book Value. Except as set forth below, Book Value of any Company asset is its adjusted basis for federal income tax purposes.

            (b) Initial Book Value. The initial Book Value of any assets contributed by a Member to the Company shall be the gross fair market value of such assets at the time of such contribution.

            (c) Adjustments. The Book Values of all of the Company's assets may be adjusted by the Company to equal their respective gross fair market values, as determined by the Members, as of the following times: (a) the admission of a new Member to the Company or the acquisition by an existing Member of an additional interest in the Company from the Company; (b) the distribution by the Company of money or property to a retiring or continuing Member in consideration for the retirement of all or a portion of such Member's interest in the Company; (c) the termination of the Company for Federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code; and (d) such other times as determined by the Members.

            (d) Depreciation and Amortization. The Book Value of a Company asset shall be adjusted for the depreciation and amortization of such asset taken into account in computing Net Profits and Net Losses and for Company expenditures and transactions that increase or decrease the asset's Federal income tax basis.

            Section 2.3. Withdrawal of Capital; Limitation on Distributions. No Member shall be entitled to withdraw any part of its Capital Contributions to, or to receive any distributions from, the Company except as provided in Section
6.1 and Section 7.2. No Member shall be entitled to demand or receive (i) interest on its Capital Contributions or (ii) any property from the Company other than cash except as provided in Section 7.2 (a)

            Section 2.4. Allocation of Net Profits and Net Losses.

            (a) (i) Net Profits shall first be allocated in proportion, to and to the extent of, the excess of prior allocations of Net Losses under
      Section 2.4 (b) (ii) below over prior allocations of Net Profits under this Section 2.4(a) (i) and, then, (ii) among the Members in proportion to their Contribution Percentages.

            (b) (i) Net Losses shall first be allocated among the members in proportion to their Contribution Percentages until the Capital Account of any Member is reduced to zero, then (ii) among the Members in proportion to, and to the


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      extent of, their positive Capital Account balances and, finally, (iii) to the Members in proportion to their Contribution Percentages.

            (c) Tax credits shall be allocated among the Members in proportion to their Contribution Percentages.

            (d) When the Book Value of a Company asset differs from its basis for Federal or other income tax purposes, solely for purposes of the relevant tax and not for purposes of computing Capital Account balances, income, gain, loss, deduction and credit shall be allocated among the Members under the traditional method with curative allocations under Treasury Regulation Section 1.704-3(c).

            Section 2.5. Restrictions on Transfers. No Member may Transfer any Interest without the prior written consent of all Members (excluding the proposed Transferor and Transferee). Upon any approved transfer, Exhibit A hereto shall be amended accordingly.

                                  ARTICLE III.

                                   MANAGEMENT

            Section 3.1. Management by the Members.

            (a) General Provisions. The management of the Company shall be vested in its Members. The decision of a Majority-In-Interest of the Members shall be controlling. The Members shall have all authority, rights and powers in the management of the Company business to do any and all acts and things necessary, proper, appropriate, advisable, incidental or convenient to effectuate the purposes of this Agreement. Any action taken by the Members on behalf of the Company in accordance with the foregoing provisions shall constitute the act of and shall serve to bind the Company.

            (b) Delegation of Powers. The Members may by instrument in writing delegate their powers, but not their responsibilities, to officers or agents or employees of the Company or of any Member or to any other Person.

            (c) Bank Accounts. The Members shall cause the Company to open and maintain bank accounts, and all funds of every kind and nature received by the Company shall be deposited in such accounts. Signatories for such accounts shall be authorized from time to time by the Members.

            Section 3.2. Admission of New Members. New or additional Members may be admitted to the Company at any time upon the affirmative vote or consent of all the Members. In the event of the admission of new or additional Members, Exhibit A hereto shall be amended accordingly.


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

            Section 3.3. Indemnification. Any Person made, or threatened to be made, a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was (i) a Member, or (ii) an employee, officer, director, shareholder or partner of a Member, or (iii) such other Persons (including employees of the Company) as the Majority-in-Interest Members may designate from time to time, in their sole and absolute discretion (collectively, the "Indemnified Persons"), shall be indemnified by the Company for any losses or damage sustained with respect to such action or proceeding, and the Company shall advance such Indemnified Person's reasonable related expenses to the fullest extent permitted by law. The Company shall have the power to purchase and maintain insurance on behalf of the Indemnified Persons against any liability asserted against or incurred by them. The duty of the Company to indemnify the Indemnified Persons under this Section
3.3 shall not extend to actions or omissions of any Indemnified Person which are grossly negligent or which involve fraud, misrepresentation, bad faith, or other willful misconduct by such Indemnified Person or which are in material breach or violation by such Indemnified Person of this Agreement or which are in derogation of the fiduciary duties owed by such Indemnified Person to the Company and the Members, in each case as determined by a court of competent jurisdiction. No Indemnified Person shall be liable to the Company or any other Member for actions taken in good faith. The duty of the Company to indemnify the Indemnified Persons under this Section 3.3 shall be limited to the assets of the Company, and no recourse shall be available against any Member for satisfaction of such indemnification obligations of the Company.

                                   ARTICLE IV.

                     BOOKS; ELECTIONS; BUDGETS; FISCAL YEAR

            Section 4.1. Administrative Services, Books, Records and Reports. The Members shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at the Company's principal place of business showing the names, addresses and Interests of each of the Members, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company's business and affairs, including a capital account for each Member (a "Capital Account").

            Section 4.2. Adjustment of Capital Accounts.

            (a)   Each Member's Capital Account shall be increased by:

                  (i) the amount of any money contributed by the Member to the Company;


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

                  (ii) the fair market value of any property contributed by the Member to the Company;

                  (iii) the amount of Net Profits allocated to the Member; and

                  (iv) the amount of any Company liabilities assumed by such Member (or taken subject to) if property is distributed to the Member by the Company.

            (b)   Each Member's Capital Account shall be decreased by:

                  (i) the amount of any money distributed to the Member by the Company;

                  (ii) the fair market value of any property distributed to the Member by the Company;

                  (iii) the amount of Net Losses allocated to the Member; and

                  (iv) the amount of any Member liabilities assumed by the Company (or taken subject to) if property is contributed to the Company by the Member.

            (c) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.

            Section 4.3. Federal Income Tax Elections; Method of Depreciation. The Members shall determine the method of depreciation to be utilized by the Company for tax purposes and all elections to be made by the Company for tax purposes. The Members shall designate one Member to be the "tax matters partner" for all purposes of the Code.

            Section 4.4. Fiscal Year. The fiscal year of the Company (the "Fiscal Year") shall end on Sunday closest to December 31.

                                   ARTICLE V.

                            EMPLOYMENT OF AFFILIATES

            Section 5.1. Parties Employed. Subject to the approval of a Majority-in-Interest of the Members, the Company may contract for services to be performed for the Company by Members or Affiliates of any Member. In the case of the employment of a Member or of Affiliates of a Member, the


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compensation to be paid by the Company to such Member or Affiliates shall be not greater than the compensation generally paid to third parties for comparable services in comparable locations.

                                   ARTICLE VI.

                                  DISTRIBUTIONS

     Section 6.1. Distributions. Distributions shall be made at such time and in such amounts as determined by a Majority-In-Interest of the Members and shall be made among the Members in cash or other property (a) first, in proportion to, and to the extent of, the excess of each Member's Capital Contributions over prior distributions to that Member under this Section 6.1(a) and, then, (b) in proportion to their Contribution Percentages.

     Section 6.2. Restoration of Funds. Except as otherwise provided by law, no Member shall be required to restore to the Company any funds properly distributed to it pursuant to Section 6.1.

                                  ARTICLE VII.

                           DISSOLUTION AND LIQUIDATION

            Section 7.1. Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

            (a)   The unanimous decision of the Members to dissolve the Company;

            (b) the bankruptcy, death, dissolution, expulsion, incapacity, or withdrawal of any Member, unless within ninety (90) days after such event the Company is continued by the vote or written consent of a majority in Interest of the Members; or

            (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

            Section 7.2. Winding up Affairs and Distribution of Assets.

            (a) Upon dissolution of the Company, and in the absence of an election to continue the business of the Company pursuant to Section 7.1(b), one or more Members elected by a Majority-in-Interest of the Members shall be the liquidating Member(s) (the "Liquidating Member") and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind-up and terminate the business of the Company. The Liquidating Member shall cause a full accounting of the


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

      assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods: (1) selling the Company assets and distributing the net proceeds therefrom (after the payment of Company liabilities) to each Member in satisfaction of its Capital Account; or (2) if all Members shall agree, distributing the Company assets to the Members in kind and debiting the Capital Account of each Member with the fair market value of such assets, each Member accepting an undivided interest in the Company assets (subject to their liabilities) in proportion to and to the extent of each Member's positive Capital Account balance after allocating and crediting to the Capital Accounts the unrealized gain or loss to the Members as if such gain or loss had been recognized and allocated pursuant to Section 2.4.

            (b) If the Company shall employ method (1) as set forth in Section 7.2(a) in whole or part as a means of liquidation, then the proceeds of such liquidation shall be applied in the following order of priority: (i) first, to the expenses of such liquidation; (ii) second, to the debts and liabilities of the Company (including debts of the Company to the Members or their Affiliates and any fees and reimbursements payable under this Agreement), in the order of priority provided by law; (iii) third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, at the discretion of the Liquidating Member or Members, by an escrow agent selected by the Liquidating Member or Members) and at the expiration of such period as the Liquidating Member or Members may deem advisable, the balance remaining in such reserve shall be distributed as provided herein; (iv) fourth, to the Members in accordance with Section 6.1.

            (c) In connection with the liquidation of the Company, the Members severally, jointly, or in any combination upon which they may agree, shall have the first opportunity to make bids or tenders for all or any portion of the assets of the Company, and such assets shall not be sold to an outsider except only for a price higher than the highest and best bid of a single Member, the Members jointly, or a combination of Members.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

            Section 8.1. Certificate Requirements. From time to time the Members shall sign and acknowledge all such writings as are required to amend the Certificate or for the carrying out of the terms of this Agreement or, upon dissolution of the Company, to cancel such Certificate. Each Member is hereby designated as


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an authorized person to sign the Company's Certificate and any other documents that are appropriate and necessary to effectuate the purpose of this Agreement.

            Section 8.2. Notices.

            (a) All Notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, "Notices") authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Member to whom it is given or delivered by an established delivery service by which receipts are given or mailed by registered or certified mail, postage prepaid, or sent by telex or telegram or electronic telecopier, addressed to the Member at its address listed on Exhibit A hereto.

            (b) All Notices shall be deemed given (i) when delivered personally to the recipient, (ii) when sent to the recipient (with receipt confirmed by sender's machine) by telecopy if during normal business hours of the recipient, otherwise on the next business day, or (iii) one (1) business day after the date sent to the recipient (three (3) business days in the case of international delivery) by reputable express courier service (charges prepaid). Any Member may change its address for the receipt of Notices at any time by giving Notice thereof to all of the other Members, in which event Exhibit A hereto shall be amended accordingly. Notwithstanding the requirement in Section 8.2(a) as to the use of registered or certified mail, any routine reports required by this Agreement to be submitted to Members at specified times may be sent by first-class mail.

            Section 8.3. Parties in Interest; Third-Party Beneficiaries.

            (a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be transferred or assigned by a party hereto, except in connection with a Transfer of Interests as specified in Section 2.5 Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns.

            (b) This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto, the Indemnified Persons, and their respective permitted successors and assigns.

            Section 8.4. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior


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agreements and understandings among the Members with respect to the subject matter hereof.

            Section 8.5. Modification. No change or modification of this Agreement shall be of any force unless such change or modification is in writing and has been signed by all of the Members. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Member against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

            Section 8.6. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

            Section 8.7. Further Assurances. Each Member shall execute such deeds, assignments, endorsements, evidences of Transfer and other instruments and documents and shall give such further assurances as shall be necessary to perform its obligations hereunder.

            Section 8.8. Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of Delaware.

            Section 8.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            Section 8.10. Waiver of Partition. Each Member hereby waives its right to bring an action for partition of any of the property owned by the Company.

            Section 8.11. Certificated Interest. The Interest of the Member in the Company shall be represented by a certificate setting forth the name of the Company, its state and year of organization and the percentage of the Interests in the Company owned by the Member. The certificate shall be signed by the Member or a duly authorized officer of the Company. The certificate shall be in such form as shall be approved by the Member. The Interest shall be a "security" governed by Article 8 of the New York Uniform Commercial Code.


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            IN WITNESS WHEREOF, the undersigned have duly executed this
Agreement as of the day and date first set forth above.

                                        FOAMEX L.P.

                                        By: FMXI, Inc.
                                        Its: Managing General Partner

                                        BY: /s/ George L. Karpinski
                                           --------------------------
                                           Name:   George L. Karpinski
                                           Title:  Vice President


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                                   EXHIBIT A

Members                            Contribution                  Contribution
                                                                 Percentage

Foamex L.P.                        Transferred Assets            100%
1000 Columbia Avenue               pursuant to the
Linwood, PA 19061                  Assignment and
                                   Assumption Agreement,
                                   of Crain Industries,
                                   Inc., dated December
                                   23, 1997